As filed with the U.S. Securities and Exchange Commission on February 26, 2016

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Zendesk, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	26-4411091 (I.R.S. Employer Identification Number)

1019 Market Street

San Francisco, California 94103

(Address of Registrant’s Principal Executive Offices)

ZENDESK, INC. 2014 STOCK OPTION AND INCENTIVE PLAN

ZENDESK, INC. 2014 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

Mikkel Svane

Chief Executive Officer

Zendesk, Inc.

1019 Market Street

San Francisco, California 94103

415.418.7506

(Name, address and telephone number of agent for service)

_____________________________

Copies to:

Bradley C. Weber, Esq. Andrew T. Hill, Esq. Goodwin Procter LLP 135 Commonwealth Drive Menlo Park, California 94025 650.752.3100	John M. Geschke, Esq. General Counsel and Senior Vice President, Administration Zendesk, Inc. 1019 Market Street San Francisco, California 94103 415.418.7506

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $0.01 par value per share, reserved for issuance pursuant to the Zendesk, Inc. 2014 Stock Option and Incentive Plan	4,516,051 (2)	$17.38 (4)	$ 78,488,966.38	$ 7,903.84
Common stock, $0.01 par value per share, reserved for issuance pursuant to the Zendesk, Inc. 2014 Employee Stock Purchase Plan	903,210 (3)	$14.78 (5)	$ 13,349,443.80	$ 1,344.29
Total	5,419,261		$91,838,410.18	$ 9,248.13

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of common stock.

(2)

The Zendesk, Inc. 2014 Stock Option and Incentive Plan (the “2014 Plan”) provides for an annual increase in the number of shares reserved and available for issuance under the 2014 Plan as follows: The number of shares available for issuance under the 2014 Plan will be increased January 1, 2015 and each January 1 thereafter, in an amount equal to five percent (5%) of the outstanding shares on the immediately preceding December 31.  The 4,516,051 shares of common stock registered hereunder were authorized as of January 1, 2016 pursuant to the annual increase provisions described above.

(3)

The Zendesk, Inc. 2014 Employee Stock Purchase Plan (the “2014 ESPP”) provides for an annual increase in the number of shares reserved and available for issuance under the 2014 ESPP as follows: The number of shares available for issuance under the 2014 ESPP shall be subject to an annual increase to be added on January 1, 2015 and each January 1 thereafter equal to the lesser of 1,500,000 shares, one percent (1%) of the number of shares of Common Stock issued and outstanding on the immediately preceding December 31, and such lesser number of shares of common stock determined by the Administrator (as defined in the 2014 ESPP). The 903,210 shares of common stock registered hereunder were authorized as of January 1, 2016 pursuant to the annual increase provisions described above.

(4)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act on the basis of $17.38 per share, which represents the average of the high and low prices of the Registrant’s common stock as reported on the New York Stock Exchange on February 22, 2016.

(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, and based on 85% of $17.38 per share, which represents the average of the high and low prices of the Registrant’s common stock as reported on the New York Stock Exchange on February 22, 2016. Pursuant to the 2014 ESPP, the purchase price of the shares of the Registrant’s common stock reserved for issuance thereunder will be at least 85% of the lower of the fair market value of the Registrant’s common stock on the first trading day of the offering period or on the exercise date.

REGISTRATION OF ADDITIONAL SHARES

PURSUANT TO GENERAL INSTRUCTION E

This Registration Statement on Form S-8 is being filed by Zendesk, Inc. (the “Registrant”) to register 4,516,051 additional shares of common stock of the Registrant, $0.01 par value (the “Common Stock”), reserved for issuance under the Zendesk, Inc. 2014 Stock Option and Incentive Plan, as amended from time to time, and 903,210 additional shares of Common Stock reserved for issuance under the Zendesk, Inc. 2014 Employee Stock Purchase Plan, as amended from time to time.

Pursuant to General Instruction E of Form S-8, the contents of the Registration Statement on Form S-8 of the Registrant filed with the Securities and Exchange Commission (the “Commission”) on May 14, 2014 (File No. 333-195958) are hereby incorporated in this Registration Statement by reference to the extent not replaced hereby.

PART I

The information called for in Part I of Form S-8 to be contained in the Section 10(a) prospectus is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Commission. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant are incorporated by reference into this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the Commission on February 26, 2016;
(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above; and
(c)

The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A (Registration No. 001-36456) filed with the Commission on May 13, 2014 under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8. Exhibits.

See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this Registration Statement on Form S-8, which Exhibit Index is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on February 26, 2016.

ZENDESK, INC.

By:	/s/ Mikkel Svane
Mikkel Svane
Chief Executive Officer and Chair of the Board of Directors

II-1

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mikkel Svane and Alan Black, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-8 of Zendesk, Inc., and any or all amendments (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Mikkel Svane	Chief Executive Officer and Chair of the Board of Directors	February 26, 2016
Mikkel Svane	(Principal Executive Officer)

/s/ Alan Black	Senior Vice President and Chief Financial Officer	February 26, 2016
Alan Black	(Principal Financial and Accounting Officer)

/s/ Carl Bass	Director	February 26, 2016
Carl Bass

/s/ Peter Fenton	Director	February 26, 2016
Peter Fenton

/s/ Caryn Marooney	Director	February 26, 2016
Caryn Marooney

/s/ Elizabeth Nelson	Director	February 26, 2016
Elizabeth Nelson

/s/ Dana Stalder	Director	February 26, 2016
Dana Stalder

/s/ Michelle Wilson	Director	February 26, 2016
Michelle Wilson

II-2

EXHIBIT INDEX

Exhibit No.	Description
4.1(1)	Form of Common Stock Certificate of the Registrant.
4.2(2)	2014 Stock Option and Incentive Plan, and related form agreements.
4.3(3)	2014 Employee Stock Purchase Plan.
5.1	Opinion of Goodwin Procter LLP.
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.
23.2	Consent of Goodwin Procter LLP (included in Exhibit 5.1).
24.1	Power of Attorney (see page II-1 of this Registration Statement on Form S-8).

(1)	Incorporated by reference to Exhibit 4.1 filed with Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-195176), filed with the Commission on May 5, 2014.
(2)	Incorporated by reference to Exhibit 10.2 filed with the Annual Report on Form 10-K (File No. 001-36456), filed with the Commission on February 26, 2016.
(3)	Incorporated by reference to Exhibit 10.2 filed with the Quarterly Report on Form 10-Q (File No. 001-36456), filed with the Commission on November 6, 2014.

II-3